Registration Statement No. 333-127963-02



                       DaimlerChrysler Auto Trust 2006-B
                                Issuing Entity




                               Final Term Sheet

                                $1,200,000,000
                  Class A-2, Class A-3, Class A-4 and Class B
                              Asset Backed Notes




                DaimlerChrysler Financial Services Americas LLC
                  Sponsor, Originator, Depositor and Servicer


         The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                            FREE WRITING PROSPECTUS
                                 May 11, 2006
                       DaimlerChrysler Auto Trust 2006-B
             Distributions payable monthly, beginning June 8, 2006

                           Trade Date: May 11, 2006


                         Settlement Date: May 18, 2006
                              ------------------

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from DaimlerChrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on June 8, 2006.

-------------------------------------------------------------------------------------------------------------------------
                             Total Notes Issued(1)

-------------------------------------------------------------------------------------------------------------------------
    Class            Size       Rating          Price(3)        Coupon    Yield    Weighted      Legal         Cusip
                                (Moody's/                                          Average    Final Date
                                Fitch)                                             Life to
                                                                                     Call
                                                                                   (Years)(4)
--------------- --------------- ----------- ------------------ --------- --------- ---------- ------------ --------------
A-1 Notes(2)      $312,200,000   P-1/F1+                  n/a   5.1201%    n/a       0.23       Jun. 2007     23383W AA6
--------------- --------------- ----------- ------------------ --------- --------- ---------- ------------ --------------
A-2 Notes         $450,000,000   Aaa/AAA            99.99607%     5.30%    5.364%    0.85       Oct. 2008     23383W AB4
--------------- --------------- ----------- ------------------ --------- --------- ---------- ------------ --------------
A-3 Notes         $570,000,000   Aaa/AAA            99.98612%     5.33%    5.397%    2.05       Aug. 2010     23383W AC2
--------------- --------------- ----------- ------------------ --------- --------- ---------- ------------ --------------
A-4 Notes         $134,700,000   Aaa/AAA            99.98217%     5.38%    5.447%    3.18       Mar. 2011     23383W AD0
--------------- --------------- ----------- ------------------ --------- --------- ---------- ------------ --------------
B Notes            $45,300,000    A2/A+             99.98634%     5.49%    5.558%    3.22       Nov. 2012     23383W AE8
--------------- --------------- ----------- ------------------ --------- --------- ---------- ------------ --------------
Total Notes     $1,512,200,000     n/a      $1,199,872,994.01    n/a         n/a      n/a          n/a          n/a
-------------------------------------------------------------------------------------------------------------------------

(1) All of the notes issued will be generally ERISA eligible, subject to important considerations described in the prospectus supplement.
(2) The A-1 notes are not being offered publicly or in this document.
(3) Plus accrued interest from May 18, 2006.
(4) At an ABS rate of 1.40%.